FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2021 Results

(April 13, 2021) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2021 of $4,504,000, a $2,339,000, or 108.0% increase, over the $2,165,000 earned during the first quarter of 2020. Basic and diluted earnings per share for the first quarter of 2021 were $0.81 compared to $0.38 for the same period in 2020.

The increase in net income can be primarily attributed to an increase in gains on the sale of mortgages, lower interest expense, and an increase in other income. Gains on the sale of mortgages increased by $1,389,000, or 256.7%, for the three months ended March 31, 2021. Mortgage production was higher in 2021 compared to 2020, resulting in higher gains driven by the very low interest rate environment, which caused an increase in refinancing activity. In addition, the low interest rate environment caused a decrease in interest expense. Interest expense decreased by $420,000, or 33.0%, for the three months ended March 31, 2021. Other income increased by $708,000, due to much lower amortization on mortgage servicing assets during the first quarter of 2021 compared to the prior year, as well as increases in other miscellaneous income categories.

The Corporation recorded a provision for the allowance for loan losses of $375,000 in the first quarter of 2021, compared to a provision of $350,000 for the first quarter of 2020. The allowance as a percentage of total loans was 1.51% as of March 31, 2021, and 1.28% as of March 31, 2020.

Total operating expenses increased minimally by $77,000, or 0.8% for the three months ended March 31, 2021, compared to the same period in 2020. Salary and benefit expenses, which make up the largest portion of operating expenses, remained nearly the same as the first quarter of 2020, due to higher salary and benefit costs that were offset by more deferred costs on loan originations which are recorded as a contra-salary expense. Other operating expenses outside of salaries and benefits also remained at levels comparable to the prior year. The Corporation has been able to operate more efficiently due to a larger balance sheet while maintaining a consistent level of operating expenses.

The Corporation’s net interest income (NII) increased by $463,000, or 5.0% for the three months ended March 31, 2021, compared to the same period in 2020. The increase in NII primarily resulted from an increase in interest income on securities of $244,000, or 13.7%, for the three months ended March 31, 2021, compared to the same period in 2020. In addition, interest expense on deposits and borrowings decreased by $420,000, or 33.0%, for the three months ended March 31, 2021, compared to the same period in the prior year.

Gains on the sale of securities for the three months ended March 31, 2021, were $335,000 compared to $52,000 for the three months ended March 31, 2020, an increase of $283,000. Gains on the sale of debt securities decreased by $195,000, in the first quarter of 2021 compared to the

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ENB FINANCIAL CORP

prior year. However, the unrealized gains on bank stocks held and the realized gains on bank stocks sold increased by $478,000 during the first quarter of 2021, as bank stock prices returned to pre-pandemic levels affording the ability to sell some at gains and record the increase in unrealized gains on others.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2021 increased to 1.24% and 14.0%, respectively, from 0.74% and 7.42% for the first quarter of 2020.

As of March 31, 2021, the Corporation had total assets of $1.53 billion, up 30.0%; total stockholders’ equity of $128.8 million, up 10.6%; total deposits of $1.33 billion, up 34.9%; and total loans of $841.9 million, up 10.2%, from the balances as of March 31, 2020.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
(in thousands, except per share and percentage data)

	March 31,		%
Balance Sheet	2021	2020	Change

Securities	$538,817	$327,208	64.7%
Total loans	841,934	764,120	10.2%
Allowance for loan losses	12,690	9,803	29.5%
Total assets	1,531,889	1,177,996	30.0%
Deposits	1,325,387	982,852	34.9%
Total borrowings	72,412	75,031	-3.5%
Stockholders' equity	128,821	116,506	10.6%

	Three Months Ended
Income Statement	March 31,
	2021	2020

Net interest income	$9,679	$9,216
Provision for loan losses	375	350
Noninterest income	5,318	2,767
Noninterest expense	9,187	9,110
Income before taxes	5,435	2,523
Provision for income taxes	931	358
Net Income	4,504	2,165

Per Share Data
Earnings per share	0.81	0.38
Dividends per share	0.16	0.16

Earnings Ratios
Returning on average assets (ROA)	1.24%	0.74%
Return on average stockholders equity (ROE)	14.0%	7.42%
Net Interest margin	2.86%	3.41%
Efficency ratio	61.50%	75.31%

(end)

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